Exhibit 10.40
EMPLOYMENT SEPARATION AGREEMENT
     This Employment Separation Agreement (“Agreement”) is made and entered into as of the 13th day of July 2009, by Andrew W. Levin, Employee ID No.: 1036548 (“Executive”), and CC Media Holdings, Inc. (the “Company”).
     WHEREAS, the Executive’s position as the Company’s Executive Vice President, Chief Legal Officer and Secretary will end, effective January 8, 2010, and the Company wants to provide an incentive to Executive to remain an Executive of the Company in his current position through January 8, 2010;
     THEREFORE, in consideration of the mutual promises and covenants set forth herein, Executive and the Company agree as follows:
1. Termination Date. The Company desires to continue the employment of Executive until January 8, 2010 (the “Termination Date”) and agrees that Executive shall retain his current positions of Executive Vice President, Chief Legal Officer and Secretary until the Termination Date. Executive shall be compensated during such employment at the compensation level in existence on the date of this Agreement.
2. Consideration for Agreement from Company.
     2.1 Bonus Payments. The Company shall pay and Executive shall receive bonus payments in the total sum of Nine Hundred Eighty Nine Thousand Two Hundred Fifty and No/100 Dollars ($989,250.00), less applicable federal and state withholding and all other ordinary payroll deductions. Such payments will be made pursuant to the Payment Schedule attached hereto as Schedule A, and are subject to the terms and conditions set forth in Schedule A.
     2.2 Regular Compensation. The amount described in Section 2.1 is in addition to and does not affect the monthly salary and benefits Executive is entitled to while employed with the Company.
     2.3 2009 Annual Incentive Plan. In addition to the payments listed in Section 2.1, Executive will continue to be eligible to receive a performance bonus under the Company’s Annual Incentive Plan, to be paid no later than March 15, 2010, the details of which are set forth in Schedule B attached to this Agreement.
     2.4 Consulting Agreement. In further consideration for the Agreement, Executive agrees to serve as a consultant to the Company for a period commencing on the day following the Termination Date and expiring on May 31, 2011 (“Consulting Period”), the details of which are set forth in Schedule C attached to this Agreement. For a period of no less than 90 days following the Termination Date set forth in the Agreement (the “Transition Period”), Executive will be available on a reasonable basis, for up to ten hours per week, to provide such services at no additional compensation. After the completion of the Transition Period and continuing thereafter throughout the remaining term of the Consulting Period, Executive will be available to the Company on an as needed basis, for up to five hours per week and will be entitled to be paid $200.00 per hour for hours worked in excess of five hours per week.
3. Withholding. Executive acknowledges and agrees he is responsible for satisfying any and all tax obligations of the Executive that arise as a result of any compensation paid to Executive during his employment or in connection with this Agreement, including, without limitation, the payments listed in Section 2. The Company is authorized to deduct and withhold from any compensation or benefits payable hereunder amounts sufficient to satisfy applicable income and employment tax amounts the Company is required to withhold by applicable law, regulation or ruling.
4. Executive’s Release of Claims.
     4.1 Executive affirms he has not filed, caused to be filed, and/or is not presently a party to any claim, complaint, or action against Company in any forum or form. Executive furthermore affirms he has no known workplace injuries or occupational diseases.
     4.2 Save and except for Executive’s right to indemnification as an officer and employee of the Company, rights as a shareholder of Company, or rights under health, benefit or insurance plans or policies as an employee of Company, Executive hereby irrevocably and unconditionally releases and forever discharges the Company from any and all claims, demands, causes of action, and liabilities of any nature, both past and present, known and unknown (“Claims”), resulting from any act or omission of any kind occurring on or before the date of execution of this Agreement that arise under contract or common law, or any federal, state or local law, regulation or ordinance. Executive understands and agrees Executive’s release of claims includes, but is not limited to, the following: all claims, demands, causes of action and liabilities for past or future loss of pay or benefits, expenses, damages for pain and suffering, punitive damages, compensatory damages, attorney’s fees, interest, court costs, physical or mental injury, damage to reputation, and any other injury, loss, damage or expense or equitable remedy of any kind whatsoever.
     4.3 Executive additionally hereby irrevocably and unconditionally releases and forever discharges the Company from any and all claims, demands, causes of action and liabilities arising out of or in any way connected with, directly or indirectly, Executive’s employment with the Company or any incident thereof, including, without limitation, his treatment by the Company or any other person, the terms and conditions of his employment, and any and all possible state or federal statutory and/or common law claims, including but not limited to:
     (a) All claims which he might have arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; The Civil Rights Act, 42 U.S.C. § 1981 and § 1988; Executive Retirement Income Security Act, as amended, 29 U.S.C. § 1001, et seq.; Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq.; The Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; The Older Worker Benefit Protection Act of 1990; The Immigration Reform and Control Act, as amended; and/or The Occupational Safety and Health Act, as amended.;
     (b) All contractual claims for any wages or other employment benefits owed as a result of Executive’s separation from the Company, and any claims arising from tax obligations of Executive (including, without limitation, obligations under Internal Revenue Code § 409A, if any) relating to compensation paid to Executive during employment or in connection with this Agreement, including, without limitation, any severance;
     (c) All claims arising under the Civil Rights Act of 1991, 42 U.S.C. § 1981a; and,
     (d) All other claims, whether based on contract, tort (personal injury), or statute, arising from Executive’s employment, the separation from that employment, or any investigation and/or interview conducted by or on behalf of the Company.

     4.4 Executive agrees, promises and represents that his receipt and acceptance of the Section 2.1 payments made after the Termination Date will constitute, in addition to the releases contained in this Agreement, Executive’s release of all know and unknown claims, promises, causes of action or similar rights of any type that may have arisen since the date this Agreement was executed through the date of the last payment received under Section 2.1.
5. D&O Insurance and Indemnification. The Company acknowledges and accepts its continuing obligation of defense and indemnity under Delaware law applicable to acts of Executive related to his work as an officer, director, employee, consultant and agent of the Company and agrees to indemnify Executive in accordance with the provisions of Schedule D attached to this Agreement.
6. Other Understandings, Agreements, and Representations.
     6.1 Successors and Assigns. Executive agrees this Agreement binds him and also binds his spouse, children, heirs, executors, administrators, assigns, agents, partners, successors in interest, and all other persons and entities in privity with him. Executive also understands this Agreement will inure to the benefit of the Company and its representatives, executors, successors, and assigns.
     6.2 Confidentiality. Executive promises and represents he will not disclose, disseminate, or publicize, or cause or permit to be disclosed, disseminated, or publicized, any of the terms of this Agreement, except (1) to the extent necessary to report income to appropriate taxing authorities; (2) in response to an order or subpoena of a court of competent jurisdiction; (3) in response to any subpoena issued by a state or federal governmental agency; and/or (4) as required by law.

     6.3 Nondisparagement. Executive promises and represents he will not make or cause to be made any derogatory, negative or disparaging statements, either written or verbal, about the Company.
     6.4 Protected Information. During the course of employment, Executive has been given access to the confidential and proprietary information of the Company. This confidential information includes, but is not limited to, the Company’s human resources and Executive-related information, strategic business plans, budgets, financial performance and financial statements, operational information, business and employment contracts, litigation information, compensation information, and other information that the Company treats as confidential or proprietary. Executive agrees he will not disclose or use the Company’s confidential or proprietary information. Executive understands that the Company may seek from a court of competent jurisdiction an injunction to prohibit such disclosure.
     6.5 Nonsolicitation. Executive agrees he will not during the Consulting Period directly or indirectly: (i) solicit, recruit or otherwise induce or attempt to induce any employees to leave the employment of the Company or its affiliates; (ii) interfere with or disrupt the Company’s relationship with any of its employees, contractors, or accounts; (iii) induce or attempt to induce any person or entity which is an advertiser, sponsor, client, or contractor with the Company to cease performing services for or doing business with the Company; (iv) induce or attempt to induce any person or entity which is an advertiser, sponsor, client, or contractor with the Company to perform services for, advertise with, or sponsor any other broadcast program or station or communication company; or (v) influence or attempt to influence any person or persons, firm, association, syndicate, partnership, company, corporation or other entity that is a contracting party with the Company to terminate any written or oral agreement with the

Company, or enter into any agreement with any such person or entity which would have an adverse effect on the Company.
     6.6 Return of Company Property. On or before the Termination Date, Executive shall return to the Company all property belonging to the Company the Executive possesses or has possessed but has provided to a third party, including but not limited to, all equipment or other materials and all originals and copies of Company documents, files, memoranda, notes, computer-readable information (maintained on disk or in any other form) and video or tape recordings of any kind other than personal materials relating solely to the Executive. Executive warrants and represents Executive has not retained, distributed or caused to be distributed, and shall not retain, distribute or cause to be distributed, any original or duplicates of any such Company property specified in this Section.
     6.7 Entire Agreement. This Agreement and the attached Schedules contain the entire understanding between Executive and the Company and supersede all prior agreements and understandings relating to the subject matter of this Agreement. This Agreement shall not be modified, amended, or terminated unless such modification, amendment, or termination is executed in writing by Executive and an authorized representative of the Company.
     6.8 Dispute Resolution. Any disputes that relate in any way to the provisions of this Agreement shall be resolved by binding arbitration. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless otherwise agreed to by the parties in writing, the arbitration shall be conducted by one arbitrator who is a member of the AAA or any comparable arbitration service, and who is selected pursuant to the methods set out in the National Rules for Resolution of Employment Disputes of the AAA, or other rules as the parties may agree to in writing. The Company will pay the actual costs of arbitration excluding attorneys’ fees. Each party will pay its own attorneys’ fees and other costs incurred by their respective attorneys.
     6.9 Review Period. Executive may take up to twenty-one (21) days from receipt of this Agreement to decide whether to accept this Agreement. Executive may actually accept and sign this Agreement at any time within this 21-day period, but Executive is not required to do so by the Company. If Executive has not signed this Agreement as of the 22nd day after receipt, this offer is revoked by the Company. In deciding whether to accept the terms of this Agreement, Executive is advised he may revoke this entire release up to seven days following its execution.
     6.10 No Suit, Action or Proceeding. Executive acknowledges and agrees he will not institute any suit, action or proceeding, whether at law or equity, challenging the enforceability of this Agreement. Should Executive ever attempt to challenge the terms of this Agreement, attempt to obtain an order declaring this Agreement to be null and void, or institute litigation against the Company based upon a claim which is covered by the terms of the release, Executive will as a condition precedent to such action repay all amounts paid to him under Section 2.1 of this Agreement. Furthermore, if Executive does not prevail in an action to challenge this Agreement, to obtain an order declaring this Agreement to be null and void, or in any action against the Company based upon a claim which is covered by this release, Executive shall pay to the Company all their costs and attorneys’ fees incurred in their defense of my action.
     6.11 Waiver of ADEA Claims. Executive understands and agrees that he shall not be required to repay the amounts paid to him under Section 2.1 of this Agreement or pay the Company its costs and attorneys’ fees incurred in its defense of this action (except those attorneys’ fees or costs specifically authorized under federal or state law) in the event Executive seeks to challenge his waiver of claims under the Age Discrimination in Employment Act. Likewise, this Paragraph is in no way intended to constitute a waiver of Executive’s right to challenge the enforceability of this Agreement as a defense to any action by the Company against Executive for breach of this Agreement. Under such circumstances, Executive will not be obligated to repay any amounts paid to him under Section 2.1 of this Agreement.
     6.12 Age Representation: Executive is over the age of forty at the time of signing this Agreement.
     6.13 Notice Regarding Attorney: Executive is hereby advised of his right to consult with an attorney of his choice, at his expense, before signing this Agreement.
     6.14 Governing Law. Unless otherwise specified or required by statute in a particular jurisdiction which expressly pertains to an employment relationship (e.g., wage payment timing, tax withholding, etc.), all construction and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law.
     6.15 Separability. Executive agrees that, if any single section or clause of this Agreement should be found invalid or unenforceable, it shall be severed and the remaining sections and clauses enforced in accordance with the intent of this Agreement.
     6.16 Representations by Executive. Executive represents and certifies that he (1) has received a copy of this Agreement for review and study and has had ample time to review it before signing; (2) has read this Agreement carefully; (3) has been given a fair opportunity to discuss and negotiate the terms of this Agreement; (4) understands its provisions; (5) understands that he has the right to consult with an attorney; (6) has determined that it is in his best interest to enter into this Agreement; (7) has not been influenced to sign this Agreement by any statement or representation by the Company not contained in this Agreement; and (8) enters into this Agreement knowingly and voluntarily.
[SIGNATURES ON FOLLOWING PAGE]

ACCEPTED AND AGREED:	ANDREW W. LEVIN

Date: July 13, 2009	/s/ Andrew W. Levin

CC MEDIA HOLDINGS, INC.

Date: July 13, 2009	By:	/s/ Mark P. Mays

	Name:	Mark P. Mays
	Title:	Chief Executive Officer

Schedule A
1. Payment Schedule of Bonus Payments.
     1.1 The bonus payments totaling Nine Hundred Eighty Nine Thousand Two Hundred Fifty and No/100 Dollars ($989,250.00), less applicable federal and state withholding and all other ordinary payroll deductions, will be paid out as follows:
     (a) The first payment will be paid in a lump sum of Four Hundred Ninety Four Thousand Six Hundred Twenty Five and No/100 Dollars ($494,625.00), payable on August 1, 2009.
     (b) Additional payments will be in the amount of Fifty Four Thousand Nine Hundred Fifty Eight and 33/100 Dollars ($54,958.33) and will be paid on a monthly basis beginning on the Company’s last regular pay date in August 2009.
     (c) These monthly payments will continue through April 2010 and will be paid on the Company’s last regular pay date of each month.
     (d) Executive hereby acknowledges the sufficiency of these payments from the Company.
     (e) The Company will have no continuing obligation to make any of the foregoing payments if Executive breaches this Agreement.
     1.2 Notwithstanding anything herein to the contrary, Executive’s continued employment with the Company through (i) the date of payment for any scheduled payment that is required to be paid on or before the Termination Date, or (ii) the Termination Date for any scheduled payment that is required to be paid after the Termination Date, is a condition precedent that must be satisfied for Executive to be entitled to any scheduled payment, except in

A-1

the event of termination by Company without “cause”, or death or disability of Executive. If Executive’s employment with the Company is terminated before the Termination Date by reason of Executive’s voluntary termination, Executive will forfeit all scheduled payments not yet paid as of the actual date of termination of Executive’s employment with the Company.
     1.3 This Agreement will be administered and interpreted to maximize the short-term deferral exception to Section 409A of the Internal Revenue Code. The right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments. Any scheduled payment under this Agreement that is payable during the short-term deferral period (as defined in Section 1.409A-1(b)(4) of the Treasury Regulations) will be treated as a short-term deferral and not aggregated with other awards, plans, or payments. Designated payment dates provided for in this Agreement are deemed to incorporate the grace periods provided by Section 1.409A-3(d) of the Treasury Regulations, and Executive is not permitted, directly or indirectly, to designate the taxable year of any payment.

A-2

Schedule B
1. 2009 Annual Incentive Plan.
     Executive’s aggregate target bonus for 2009 under the Company’s Annual Incentive Plan is set at $200,000, as further described below. In 2009, 100% of Executive’s annual bonus opportunity is based on four qualitatively-evaluated initiatives described below that are directly relevant to his position and responsibilities, each of which represents 25% of the bonus opportunity.
     Executive’s 2009 performance-based goals consist of (i) successful implementation of the legal department general and administrative cost savings initiative, (ii) overseeing the successful execution of legislative and regulatory strategy relating to the proposed Performance Royalty Act, (iii) successful implementation of the integration of the Clear Channel Outdoor Holdings, Inc. legal department with the CC Media Holdings, Inc. legal department and (iv) successful transition of duties to a new general counsel.

B-1

Schedule C
1. Consulting Agreement Terms.
     1.1 Term of Consulting Period. As set forth in the Agreement, the Consulting Period shall be the period commencing on the day following the Termination Date set forth in the Agreement (January 9, 2010) and expiring on May 31, 2011.
     1.2 Duties. Executive shall be available (either in person or by telephone consultation) from time to time to render advice to and provide services for the Company, and to provide information to and consult with the Company, concerning the legal matters of the Company. In furtherance of the foregoing, Executive shall render the following specific services to the Company:
     (a) For a period of no less than 90 days following the Termination Date set forth in the Agreement (the “Transition Period”), Executive will be available on a reasonable basis, for up to ten hours per week, to provide such services as may be requested by the Company to assist in the transition of all management functions related to the Legal and Government Affairs Departments to the new management of the Legal and Government Affairs Departments. Without limiting the generality of the foregoing provision, Executive agrees he will provide, within ten (10) business days following the Termination Date, a comprehensive written list containing a complete description of all projects, negotiations, litigation matters, and similar matters that are currently active and on which he has devoted any substantive attention on behalf of the Company. As Executive has limited access to files, information, and personnel, his compliance with this provision shall be on the basis of his recollection and his compliance shall not form the basis of a complaint or alleged breach by the Company; provided, however, that Executive will use his best efforts to fully comply with his obligations as stated.
     (b) After the completion of the Transition Period and continuing thereafter throughout the remaining term of the Consulting Period, Executive will be available to the Company on an as needed basis, for up to five hours per week, to provide consulting services as may be requested in regard to (i) any remaining transition of management functions related to the Legal and Government Affairs Departments to the new management of the Legal and Government Affairs Departments; and (ii) any specific projects or discrete functions identified from time to time by the Company in connection with the business of the Legal and Government Affairs Departments. Executive will be required to perform and fulfill the specific tasks and projects that may reasonably be assigned to him from time to time by the Company during the time required to be devoted to the Company pursuant to this clause (b).
     (c) Executive agrees to provide assistance and cooperation in the operation of the Company’s business, including but not limited to lawsuits, arbitration proceedings, governmental hearings, investigations or proceedings (collectively, “legal proceedings”) in which the Company or any of its subsidiaries or affiliates are a party or otherwise involved, as may be requested from time to time. By way of example, assistance and cooperation may include (i) assisting in compiling documents or other data in response to the Company’s requests for information, (ii) meeting with legal counsel of the Company from time to time to assist in the preparation of arguments and the discovery or compilation of factual matters, and (iii) providing testimony or statements in connection with any legal proceedings. Upon reasonable request, Executive agrees to provide historical information concerning relationships and other relevant data concerning the operations of the Legal and Government Affairs Departments. This subparagraph (c) shall survive the expiration of the Consulting Period.
     (d) Executive will be reimbursed for reasonable business expenses associated with any specific projects or discrete functions requests pursuant to clauses (a), (b), or (c) in addition to being paid $200.00 per hour for hours worked in excess of five hours per week after the Transition Period. The amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year. Reimbursement of eligible expenses shall be made on or before the last day of the calendar year following the calendar year in which the expenses were incurred.

Schedule D
1. Indemnification Agreement.
     1.1 Indemnification — General. On the terms and subject to the conditions of the Agreement and/or this Schedule D, the Company shall, to the fullest extent permitted by law, indemnify Executive with respect to, and hold Executive harmless from and against, liabilities, losses, costs, Expenses (as hereinafter defined) and other matters that may result from or arise in connection with Executive’s status as an Executive and/or a consultant under this Agreement and shall, to the fullest extent permitted by law, advance Expenses to Executive, notwithstanding that such indemnification or advances are not specifically authorized by other provisions of the Agreement. The indemnification obligations of the Company under the Agreement (a) shall continue after such time as Executive ceases to serve as a consultant of the Company under the Agreement and (b) include, without limitation, claims for monetary damages against Executive in respect of any alleged breach of fiduciary duty, to the fullest extent permitted by law.
     1.2 Indemnification for Proceedings Other Than Proceedings by or in the Right of the Company. If by reason of Executive’s status as an Executive or consultant to the Company under the terms of the Agreement or otherwise, Executive was, is, or is threatened to be made, a party to or a participant in any Proceeding (as hereinafter defined) other than a Proceeding by or in the right of the Company to procure a judgment in its favor, the Company shall, to the fullest extent permitted by law, indemnify Executive with respect to, and hold Executive harmless from and against, all Expenses, liabilities, judgments, penalties, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such liabilities, judgments, penalties, fines and amounts paid in settlement) reasonably incurred by Executive or on behalf of Executive in connection with such Proceeding or any claim, issue or matter therein, if Executive acted in good faith and in a manner Executive reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal Proceeding, had no reasonable cause to believe Executive’s conduct was unlawful.
     1.3 Indemnification for Proceedings by or in the Right of the Company. If by reason of Executive’s status as Executive or consultant to the Company under the terms of the Agreement or otherwise, Executive was, is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor, the Company shall, to the fullest extent permitted by law, indemnify Executive with respect to, and hold Executive harmless from and against, all Expenses reasonably incurred by Executive or on behalf of Executive in connection with such Proceeding if Executive acted in good faith and in a manner Executive reasonably believed to be in, or not opposed to, the best interests of the Company; provided, however, that indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Executive shall have been adjudged by a court of competent jurisdiction to be liable to the Company only if (and only to the extent that) the court in which such Proceeding shall have been brought or is pending shall determine that despite such adjudication of liability and in light of all circumstances such indemnification may be made.
     1.4 Mandatory Indemnification in Case of Successful Defense. Notwithstanding any other provision of the Agreement, to the extent that Executive is, by reason of Executive’s status as Executive or consultant to the Company under the terms of the Agreement or otherwise, a party to (or a participant in) and is successful, on the merits or otherwise, in defense of any Proceeding (including, without limitation, any Proceeding brought by or in the right of the

Company), the Company shall, to the fullest extent permitted by law, indemnify Executive with respect to, and hold Executive harmless from and against, all Expenses reasonably incurred by Executive or on behalf of Executive in connection therewith. If Executive is not wholly successful in defense of such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall, to the fullest extent permitted by law, indemnify Executive against all Expenses reasonably incurred by Executive or on behalf of Executive in connection with each successfully resolved claim, issue or matter. For purposes of Section 1.4 of this Schedule D and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, on substantive or procedural grounds, shall be deemed to be a successful result as to such claim, issue or matter.
1.5 Advancement of Expenses.
     (a) The Company shall, to the fullest extent permitted by law, advance all Expenses reasonably incurred by or on behalf of Executive in connection with the investigation, defense, settlement or appeal of any Proceeding within twenty (20) calendar days after the receipt by the Company of a statement or statements from Executive requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such advances shall, in all events, be a) unsecured and interest free; and b) made without regard to Executive’s ability to repay the advances.
     (b) To obtain advancement of Expenses under this Schedule D, Executive shall submit to the Company a written request for advancement of Expenses and, to the extent required by applicable law, an unsecured written undertaking by or on behalf of

Executive to repay any Expenses advanced if it shall ultimately be determined that Executive is not entitled to be indemnified against such Expenses. Upon submission of such request for advancement of Expenses and unsecured written undertaking, Executive shall be entitled to advancement of Expenses as provided in this Section 4.5(b), and such advancement of Expenses shall continue until such time (if any) as there is a final judicial determination that Executive is not entitled to indemnification.
1.6 Insurance.
     (a) The Company shall promptly obtain and, during the time period Executive serves the Company as an Executive or consultant under the Agreement, maintain in full force and effect directors’ and officers’ liability insurance that shall:
     (1) be provided by an insurance company that has a rating of at least “A” by A.M. Best Company, Inc.;
     (2) provide Executive at least the same rights and benefits as are accorded to the most favorably insured of the directors of any Clear Channel Entity; and
     (3) not have any deductible or retention with respect to Executive.
     (b) If, at the time the Company receives notice from any source of a Proceeding to which Executive is a party or a participant (as a witness or otherwise), the Company has director and officer liability insurance in effect, the Company shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Executive, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

     (c) If Executive ceases to serve the Company as an Executive or consultant under the terms of the Agreement for any reason, the Company shall procure a run-off directors’ and officers’ liability insurance policy with respect to claims arising from facts or events that occurred before the time Executive ceased to serve the Company as an Executive or consultant and covering Executive, which policy, without any lapse in coverage, will provide coverage for a period of six (6) years after the time Executive ceased to serve the Company as an Executive or consultant and will provide coverage (including amount and type of coverage and size of deductibles) that is substantially comparable to the Company’s directors’ and officers’ liability insurance policy that was most protective of Executive in the twelve (12) months preceding the time Executive ceased to serve the Company as an Executive or consultant (but in any event will provide coverage at least as protective as the coverage required pursuant to this Schedule D); provided, however, that:
     (1) this obligation shall be suspended during the period immediately following the time Executive ceases to serve the Company as an Executive or consultant if and only so long as the Company has a directors’ and officers’ liability insurance policy in effect covering Executive for such claims that, if it were a run-off policy, would meet or exceed the foregoing standards, but in any event this suspension period shall end when a Change in Control occurs; and
     (2) no later than the end of the suspension period provided in the preceding clause (i) (whether because of failure to have a policy meeting the foregoing standards or because a Change in Control occurs), the Company shall procure a run-off directors’ and officers’ liability insurance policy meeting the foregoing standards and lasting for the remainder of the six-year period,
     (d) The Company shall not be liable under the Agreement and/or this Schedule D to pay or advance to Executive any amounts otherwise indemnifiable hereunder if and to the extent that Executive has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise; provided, however, that the Company hereby agrees it is the indemnitor of first resort to provide advancement or indemnification.
1.7 Definitions Applicable to Indemnification Provisions of Schedule D.
     (a) “Beneficial Owner” or “Beneficial Ownership” have the meanings set forth in Rule 13d-3 promulgated under the Exchange Act (as hereinafter defined) as in effect on the date hereof.
     (b) “Change in Control” means any of the following events:
     (1) The acquisition in one or more transactions by any “person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), other than the Clear Channel Entities (as hereinafter defined), of Beneficial Ownership of shares representing at least a majority of the total voting power of the Voting Stock (as hereinafter defined); or
     (2) Consummation by the Company, in a single transaction or series of related transactions, of (A) a merger or consolidation involving the Company if the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, immediately following such merger or consolidation, at least a majority of the total voting power of the outstanding voting securities of the entity resulting from such merger or consolidation or (B) a sale, conveyance, lease, license, exchange or transfer (for cash, shares of stock, securities or other consideration) of a majority or more of the assets or earning power of the Company.
     (3) Notwithstanding the foregoing, a “Change in Control” shall not be deemed to occur solely because a majority or more of the total voting power of the Voting Stock is acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (B) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.
     (c) “Clear Channel Entities” means any one or more of (i) CC Media Holdings, Inc. (“CC Media”); (ii) any corporation, partnership, joint venture, association or other entity of which CC Media is the Beneficial Owner (directly or indirectly) of 20% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests; and (iii) any other corporation, partnership, joint venture, association or other entity that is controlled by CC Media, controls CC Media or is under common control with CC Media; provided, however, that in no event shall “Clear Channel Entities” include (A) the Company, (B) any corporation, partnership, joint venture, association or other entity of which the Company is the Beneficial Owner (directly or indirectly) of 20% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or (C) any other corporation, partnership, joint venture, association or other entity that is controlled by the Company. For purposes of this definition of “Clear Channel Entities,” the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.
     (d) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     (e) “Expenses” means all reasonable costs, fees and expenses and shall specifically include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees and costs of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness, in, or otherwise participating in, a Proceeding, including, but not limited to, the premium for appeal bonds, attachment bonds or similar bonds and all interest, assessments and other charges paid or payable in connection with or in respect of any such Expenses. Should any payment by the Company under this Agreement be determined to be subject to any federal, state or local income or excise tax, “Expenses” shall also include such amounts as are necessary to place Executive in the same after-tax position (after giving effect to all applicable taxes) as Executive would have been in had no such tax been determined to apply to such payments.

     (f) “Non-Affiliate Director” means a director of the Company who is not also (i) an officer or employee of the Company or any other Outdoor Entity; or (ii) a director, officer or employee of any Clear Channel Entity; provided, however, that a director of the Company who is also an officer, director, shareholder, member, manager, partner or employee of Bain Capital Partners, LLC or Thomas H. Lee Partners, L.P., or an affiliate of either entity, shall not be a “Non-Affiliate Director.” Executive shall be deemed to be “Non-Affiliate Director.”
     (g) “Outdoor Entity” means the Company, any of its subsidiaries and any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise with respect to which Executive serves as a director, officer, employee, partner, representative, fiduciary or agent, or in any similar capacity, at the request of the Company.
     (h) “Proceeding” includes any actual, threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened, pending or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative in nature, in which Executive was, is, may be or will be involved as a party, witness or otherwise, by reason of Executive’s employment or consultant status or by reason of any action taken by him or of any inaction on his part while acting as Executive or consultant for the Company (in each case whether or not he is acting or serving in any such capacity or has such status at the time any liability or expense is incurred for which indemnification or advancement of Expenses can be provided under this Agreement).

     (i) “To the fullest extent permitted by law” means to the fullest extent permitted by applicable law in effect on the date hereof, and to such greater extent as applicable law may hereafter from time to time permit.
     (j) “Voting Stock” means the shares of all classes of the then-outstanding capital stock of the Company entitled to vote generally in the election of directors.